Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of our report dated August 24, 2012, except for Note 16 as to which the date is March 15, 2013, on our audits of the financial statements of 808 Renewable Energy Corporation and Subsidiaries (the “Company”) as of December 31, 2011 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.
Certified Public Accountants
Los Angeles, California
December 31, 2013